Exhibit 12.2

COLONY FINANCIAL, INC.

COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

(In thousands, except ratios)

						Period from June 23,
						2009 (Date of
	Three Months					Inception) to
	Ended March 31,	Year Ended December 31,				December 31, 2009
	2014 (Unaudited)	2013	2012	2011	2010	(1)
Earnings:
Income (loss) before income taxes before adjustment for noncontrolling interest and income from equity method investees	$7,456	$25,874	$1,633	$(2,356)	$(6,516)	$(1,610)
Add:
Fixed charges	8,949	18,838	8,248	3,011	555	—
Distributed income of equity investees	24,027	101,874	64,839	25,959	16,296	—
Subtract:
Noncontrolling interests in pre-tax income of consolidated subsidiaries with no fixed charges	(5,747)	(17,018)	(1,976)	(1,095)	(22)	(2)

Earnings (loss)	$34,685	$129,568	$72,744	$25,519	$10,313	$(1,612)

Fixed Charges and Preferred Dividends:
Fixed Charges:
Interest expense	$8,949	$18,838	$8,248	$3,011	$555	$—
Preferred Dividends	5,355	21,420	13,915	—	—	—

Combined fixed charges and preferred dividends	$14,304	$40,258	$22,163	$3,011	$555	$—

Ratio of Earnings to Combined Fixed Charges and Preferred Dividends	2.4x	3.2x	3.3x	8.5x (2)	18.6x (2)	N/A	(2)(3)

(1)	We were formed on June 23, 2009 and completed the initial public offering of our common stock on September 29, 2009.
(2)	We did not have any shares of preferred stock issued and outstanding for the periods presented.
(3)	We did not have any fixed charges in the period presented.

COLONY FINANCIAL, INC.

COMPUTATION OF PRO FORMA RATIO OF EARNINGS TO COMBINED FIXED CHARGES

AND PREFERRED DIVIDENDS

(In thousands, except ratios)

	Pro Forma for the Three Months Ended March 31, 2014 (Unaudited)	Pro Forma for the Year Ended December 31, 2013
Earnings:
Income before income taxes before adjustment for noncontrolling interest and income from equity method investees	$7,658	$26,977
Add:
Fixed charges	8,747	17,735
Distributed income of equity investees	24,027	101,874
Subtract:
Noncontrolling interests in pre-tax income of consolidated subsidiaries with no fixed charges	(5,747)	(17,018)

Earnings	$34,685	$129,568

Fixed Charges and Preferred Dividends:
Fixed Charges:
Interest expense	$8,747	$17,735
Preferred Dividends	6,761	27,045

Combined fixed charges and preferred dividends	$15,508	$44,780

Pro Forma Ratio of Earnings to Combined Fixed Charges and Preferred Dividends (1)	2.2x	2.9x

(1)	In calculating this pro forma ratio of earnings to combined fixed charges and preferred stock dividends, we have assumed that the shares of Series B Preferred Stock offered by this prospectus supplement were issued on January 1, 2013. For purposes of this pro forma calculation, we have assumed the repayment of outstanding borrowings under our revolving credit facility with the net proceeds from this offering (or a portion of such borrowings, to the extent such borrowings exceeded the net proceeds from this offering). Therefore, the pro forma ratio reflects the effects of additional preferred stock dividends and lower interest expense resulting from the assumed repayment of borrowings under our revolving credit facility. As of June 11, 2014, we had approximately $110.0 million in outstanding borrowings under our revolving credit facility.

COLONY FINANCIAL, INC.

COMPUTATION OF PRO FORMA RATIO OF EARNINGS TO COMBINED FIXED CHARGES

AND PREFERRED DIVIDENDS

(In thousands, except ratios)

	Pro Forma for the Three Months Ended March 31, 2014 (Unaudited)	Pro Forma for the Year Ended December 31, 2013
Earnings:
Income before income taxes before adjustment for noncontrolling interest and income from equity method investees	$6,412	$21,540
Add:
Fixed charges	9,993	23,172
Distributed income of equity investees	24,027	101,874
Subtract:
Noncontrolling interests in pre-tax income of consolidated subsidiaries with no fixed charges	(5,747)	(17,018)

Earnings	$34,685	$129,568

Fixed Charges and Preferred Dividends:
Fixed Charges:
Interest expense	$9,993	$23,172
Preferred Dividends	6,761	27,045

Combined fixed charges and preferred dividends	$16,754	$50,217

Pro Forma Ratio of Earnings to Combined Fixed Charges and Preferred Dividends (1)	2.1x	2.6x

(1)	In calculating this pro forma ratio, as adjusted, of earnings to combined fixed charges and preferred stock dividends, we have assumed that (i) the shares of Series B Preferred Stock offered by this prospectus supplement were issued on January 1, 2013, and (ii) the additional Notes were issued on January 1, 2013. For purposes of this pro forma calculation, we have assumed the repayment of outstanding borrowings under our revolving credit facility with the combined net proceeds from this offering and the additional Notes offering (or a portion of such borrowings, to the extent such borrowings exceeded the combined net proceeds from both offerings). Therefore, the pro forma ratio, as adjusted, reflects the effects of additional preferred stock dividends, additional interest expense that would have been incurred on the additional Notes and lower interest expense resulting from the assumed repayment of borrowings under our revolving credit facility to the extent of the combined net proceeds from both offerings. As of June 11, 2014, we had approximately $110.0 million in outstanding borrowings under our revolving credit facility.